Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in Sezzle, Inc. Form 10 of our report dated March 31, 2021, relating to the consolidated financial statements of Sezzle Inc. and Subsidiaries as of and for the year ended December 31, 2020.

/s/ Baker Tilly US, LLP

Minneapolis, Minnesota

April 12, 2021